EXHIBIT 99.1
For Immediate Release
                                                            Release No. 05-006

INDUSTRIAL DISTRIBUTION GROUP, INC.	For Additional Information, Contact:
(NASDAQ: IDGR)	Jack P. Healey
Senior Vice President and
Chief Financial Officer
Industrial Distribution Group, Inc.
(404) 949-2010
www.idglink.com
INDUSTRIAL DISTRIBUTION GROUP REPORTS SECOND QUARTER 2005 RESULTS
Increases Gross and Operating Margins
ATLANTA, August 2, 2005 — Industrial Distribution Group, Inc. (NASDAQ: IDGR) today reported financial results for the second quarter ended June 30, 2005.
Second quarter 2005 revenue was $135.6 million, up $1.7 million or 1.3% compared to $133.9 million for the comparable period of 2004. The Company’s net earnings for the second quarter of 2005 increased 12.2% to $1.6 million or $0.16 per diluted share compared to net earnings of $1.4 million or $0.14 per diluted share as corrected for the comparable period of the prior year.
For the six months ended June 30, 2005, revenue was $273.6 million compared to $260.1 million for the first six months of the prior year. The Company’s 2005 year-to-date net earnings were $2.8 million or $0.29 per diluted share compared to net earnings of $2.4 million or $0.25 per diluted share for the six months ended June 30, 2004.
For the second quarter, revenues from Flexible Procurement Solutions™ (FPS), IDG’s services-based supply offerings including storeroom management, were $75.8 million, an increase of $1.8 million or 2.5% as compared to the comparable period in 2004. Revenues from FPS comprised 55.9% of IDG’s total sales for the second quarter of 2005 compared to 55.3% for the comparable period in 2004. For the quarter ended June 30, 2005, the Company was affected by the turnover of four storeroom management customers in late 2004. This turnover was primarily driven by non-renewal of contracts that no longer fit the Company’s profitability parameters and impacted year-to-date revenue by $11.4 million.
Year-to-date, FPS revenues increased $9.0 million or 6.4% compared to the prior year. At June 30, 2005 the Company had 339 total FPS sites, including 94 storeroom management arrangements, a net increase of 11 FPS sites since June 30, 2004.
During the second quarter, General MROP sales decreased $0.1 million or 0.2% to $59.8 million from $59.9 million in the prior year quarter, primarily as a result of stagnant economic conditions in the automotive industry. Year-to-date, General MROP sales were $122.9 million representing an increase of $4.5 million from $118.4 million, or 3.8%, of such sales for the comparable period of the prior year. This improvement in General MROP was primarily due to increased volume and market share at existing accounts.
The Company was affected more significantly in its Northeast Region, where sales declined $2.4 million or 5.7% for the second quarter, due to the reasons noted above. The remainder of the Company’s Regions experienced sales growth of 4.5% as compared to the second quarter of 2004.
“During the second quarter, IDG achieved important objectives related to increasing gross and operating margins, both sequentially and on a year over year basis,” said Andrew B. Shearer, IDG’s president and chief executive officer. “This success was a direct result of both the pricing practices we put in place last quarter and the variable cost benefits inherent in our services model. We are pleased with the progress we made in these areas, as well as IDG’s success in posting double-digit earnings growth and further strengthening our balance sheet. While we are not satisfied with our sales growth, we are confident that our decision to focus on contracts that meet strict profitability standards will serve the Company and shareholders well in the future. Our recent success signing such contracts with leading manufacturers in diverse industries, combined with the demand we anticipate for both our storeroom management and mid-market solutions, gives us confidence in our ability to both accelerate sales growth and enhance our profit potential.”
Gross margin for the second quarter of 2005 was 22.0% compared to 21.7% for the comparable period of 2004, an improvement of 30 basis points, and a 100 basis point improvement over the first quarter. Gross margin improvements during the second quarter reflect the Company’s continued focus on gross margin and company-wide efforts to improve pricing, in response to price increases from the Company’s vendors. These improvements in the second quarter partially offset margin decreases that occurred in the first quarter. Year-to-date, gross margin decreased 40 basis points as compared to the first six months of the prior year, from 21.9% to 21.5%.
Selling, general and administrative expenses increased to $26.8 million in the second quarter compared to $26.3 million in the prior year period, an increase of 1.8%. The increase was due to an increase in salaries and benefits of $0.4 million as a result of improved profitability, as well as the higher cost of healthcare. Professional fees increased $0.3 million related to management of the Company’s compliance efforts for Section 404 of the Sarbanes-Oxley Act. Partially offsetting these increases was an improvement in bad debt expense of $0.4 million during the quarter due to improved collections. Year-to-date, SG&A increased $1.1 million or 2.2% to $53.3 million as compared to $52.2 million for the six months ended June 30, 2004.
Operating income was 2.2% of revenues for the second quarter of 2005, an increase of 20 basis points over the same period in the prior year and an increase of 50 basis points over the first quarter. Year-to-date, operating income increased 20 basis points from 1.8% of revenues for the six months ended June 30, 2004 to 2.0% of revenues for the current year.
IDG continued to manage its working capital during the second quarter. As of June 30, 2005, the Company’s long-term debt declined to $19.2 million compared to $30.1 million one year ago.

“IDG is committed to building upon the progress we made improving both gross and operating margins and will maintain a steadfast focus on achieving these important objectives for the Company and its shareholders,” stated Shearer. “Concurrently, we will continue to roll-out our value added services to both new and existing customers, with growth and profitability at the forefront of our decision making. IDG will also continue to concentrate on maintaining a strong balance sheet, which has served the Company well in the past and remains a priority for the future. With significant financial flexibility, a favorable forward-looking revenue growth and improved margin outlook, IDG is in a strong position to continue to create value for our shareholders.”
Conference Call Information
IDG’s management will host a conference call on August 2, 2005 at 9:00 a.m. eastern time to discuss the Company’s second quarter results. To access this call, please dial (800) 497-8785. The conference ID number is 7989226. A replay of the call may be accessed by dialing (800) 642-1687 and providing the conference ID number 7989226. The replay will be available from 12:00 p.m. eastern time on August 2, 2005, to 11:59 p.m. eastern time on August 9, 2005. The conference call will also be webcast live on the Company’s website, www.idglink.com, and will be available through August 9, 2005.
About IDG
Industrial Distribution Group, Inc. (NASDAQ: IDGR) is a nationwide products and services company that creates a competitive advantage for customers. The Company provides outsourced maintenance, repair, operating and production (MROP) procurement, management and application expertise through an array of value-added services and other arrangements that include its Flexible Procurement Solutions™ (FPS) service offerings as well as direct general MROP sales through traditional distribution channels. The Company’s FPS service offerings emphasize and utilize IDG’s specialized knowledge in product applications and process improvements to deliver out-sourced solutions and documented cost savings for customers. Through these arrangements, IDG distributes a full line of MROP products, specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives and machine tools, and IDG can supply at a competitive price virtually any other MROP product that its customers may require.
IDG has four operating divisions organized into regional responsibility areas. IDG serves over 20,000 active customers representing a diverse group of large and mid-sized national and international corporations including Honeywell International, Inc., The Boeing Company, Arvin Meritor, Borg-Warner Inc., Pentair, Inc., as well as many local and regional businesses. The company currently has a presence in 43 of the top 75 manufacturing markets in the United States.
Flexible Procurement Solutions™
IDG’s Flexible Procurement Solutions™ (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer’s location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs. Best of all, these cost savings are quantified and documented and most go directly to the customer’s bottom line.
Safe Harbor
In addition to the historical information contained herein, certain matters set forth in this news release are forward-looking statements, including but not limited to statements relating to expected operating results. Industrial Distribution Group, Inc. warns that caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of known and unknown risks, uncertainties, and other factors including heightened national security risks including acts of terrorism and potential for war, that may cause actual results, performance, or achievements of Industrial Distribution Group, Inc. to differ materially from any such statements, including the risks and uncertainties discussed in the Company’s Forms 10-K, Forms 10-Q, filed by the Company under the caption “Certain Factors Affecting Forward Looking Statements,” or any 8-K filed or furnished by the Company each of which is incorporated herein by reference.

INDUSTRIAL DISTRIBUTION GROUP, INC.
Statements of Income
(in thousands, except share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
		(as		(as
		corrected -		corrected -
		Note 1)		Note 1)
Net Sales	$135,618	$133,926	$273,566	$260,067
Cost of Sales	105,823	104,908	214,820	203,147

Gross Profit	29,795	29,018	58,746	56,920
Selling, General & Administrative Expenses	26,791	26,315	53,344	52,208

Income from Operations	3,004	2,703	5,402	4,712
Interest Expense	483	418	966	822
Interest Income	(58)	(3)	(116)	(18)
Other Expense (Income), net	0	23	1	(1)

Income Before Income Taxes	2,579	2,265	4,551	3,909
Provision for Income Taxes	1,013	869	1,760	1,500

Net Earnings	$1,566	$1,396	$2,791	$2,409

Basic earnings per common share	$0.17	$0.15	$0.30	$0.26

Diluted earnings per common share	$0.16	$0.14	$0.29	$0.25

Basic weighted average shares outstanding	9,408,720	9,309,919	9,419,810	9,285,016

Diluted weighted average shares outstanding	9,772,034	9,685,463	9,782,912	9,631,110

Note 1:
In connection with preparing its financial statements for fiscal year 2004, the Company restated certain of its previous financial results to correct an error related to the recording of certain accounts payable in prior periods. The correction increased the Company’s accounts payable and cost of sales previously reported by $0.2 million and $0.5 million for the three and six months ended June 30, 2004, respectively. The Company also made correcting adjustments to its depreciation expense in order for prior periods to be consistent with the Company’s property and equipment accounting policies, which resulted in a reduction of depreciation expense and an increase of net property and equipment previously reported by less than $0.1 million for both the three and six months ended June 30, 2004, respectively. These corrections in the aggregate reduced the Company’s previously reported net income by $0.1 million, or $0.01 per diluted share for the three months ended June 30, 2004 and by $0.3 million, or $0.02 per diluted share for the six months ended June 30, 2004.

INDUSTRIAL DISTRIBUTION GROUP, INC.
Condensed Balance Sheets
(in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Total Current Assets	$136,329	$135,088
Property and Equipment, net	4,876	7,277
Intangible and Other Assets, net	3,523	3,697

TOTAL ASSETS	$144,728	$146,062

LIABILITIES AND SHAREHOLDERS’ EQUITY

Total Current Liabilities	$56,452	$57,866
Long-Term Debt	19,196	22,085
Other Long-Term Liabilities	1,278	1,328

Total Liabilities	76,926	81,279

Total Shareholders’ Equity	67,802	64,783

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$144,728	$146,062

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